Exhibit 5.1

June 26, 2019

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Re:	Registration Statement No. 333-231242 on Form S-4

Ladies and Gentlemen:

I, Jessica A. Milner, serve as Vice President – Law of UGI International and Assistant Secretary of UGI Corporation, a Pennsylvania corporation (“UGI”). My opinion has been requested in connection with the proposed issuance of up to 34,621,206 shares of common stock, without par value (the “Shares”), of UGI pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 1, 2019 (the “Merger Agreement”), by and among UGI, AmeriGas Propane Holdings, Inc., a Delaware corporation, AmeriGas Propane Holdings, LLC, a Delaware limited liability company, AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), and AmeriGas Propane, Inc., a Pennsylvania corporation and the general partner of the Partnership.

The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed by UGI with the Securities and Exchange Commission (the “Commission”) on May 6, 2019, as amended and superseded by the amended registration statement on Form S-4 under the Act filed by UGI on June 26, 2019 (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of UGI and other sources believed by me to be responsible as to factual matters without having independently verified such factual matters. I am opining herein as to the Pennsylvania Business Corporation Law (the “PBCL”), and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name in the prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Jessica A. Milner
Jessica A. Milner
Vice President — Law, UGI International Assistant Secretary, UGI Corporation